Exhibit 15.2

Consent of GLJ Petroleum Consultants

LETTER OF CONSENT
Principal Officers:
Harry Jung, P. Eng.
    President, C.E.O.
Dana B. Laustsen, P. Eng.
    Executive V.P., C.O.O.
Keith M. Braaten, P. Eng.
    Executive V.P.

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Leonard L. Herchen, P. Eng.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
Mark Jobin, P. Geol.
John E. Keith, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

Mr. G. Stapleton, Chairman of the Board of Directors
And Chief Executive Officer
MegaWest Energy Corp.
Suite 902, #105 150 Crowfoot Crescent NW
Calgary, Alberta, Canada T3G 3T2

                Re:           MegaWest Energy Corp.

Gentlemen:

You have informed us that you intend to file with the U.S. Securities and Exchange Commission an annual report for the year ended April 30, 2010 (the “Annual Report”) and are seeking our written consent to include references to our report on the oil reserves of MegaWest Energy Corp. dated April 12, 2010, effective as of April 30, 2010 (the “GLJ Report”) that we prepared at your request.

We confirm that we consent to the inclusion of our name in the Annual Report and to references to the GLJ Report in the Annual Report.

This consent is given only with respect to the Annual Report, and is not intended to be, and should not be construed as, a consent to use the GLJ Report for any other purpose without our prior written consent.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

ORIGINALLY SIGNED BY

Jodi L. Anhorn, M. Sc., P. Eng.
Vice-President

November 15, 2010
Calgary, Alberta Canada

4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 ● (403) 266-9500 ● Fax (403) 262-1855 ● GLJPC.com